EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Lifecore Biomedical, Inc., a Delaware corporation (the “Company”) and Ryan D. Lake, an individual (the “Executive”), effective as of September 3, 2024 (the “Effective Date”).
BACKGROUND
WHEREAS, the Executive and the Company wish to enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company as its Chief Financial Officer beginning as of the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Employment and Duties. The Executive will serve as Chief Financial Officer of the Company beginning as of the Effective Date. The Executive shall report to the Chief Executive Officer of the Company and will assist the Board of Directors of the Company (the “Board”) in developing and implementing the Company’s ongoing business strategies and objectives. In such capacity, the Executive shall perform all such duties as are assigned to the Executive, consistent with the Executive’s titled position, by the Company’s Chief Executive Officer. The Executive will devote his full business time and the Executive’s reasonable best efforts to promote the interests of the Company. Nothing contained herein shall preclude the Executive from managing personal investments, participating in charitable, community, educational and professional activities, or, with the prior written consent of the Chief Executive Officer, serve on the board of directors of one for profit company that does not compete with the Company provided that such activities do not interfere with the performance of the Executive’s duties. The Executive represents and warrants that the Executive does not have any type of written or oral non-competition agreement or any other agreement that would prevent the Executive from accepting this offer of employment or performing services for the Company. If the Executive has any type of written or oral non-competition agreement or any other agreement that is in force and effect on the Effective Date, the Executive has provided a copy for the Company to review, and the Company hereby acknowledges that Executive has provided a copy of his agreement with his prior employer.
2.Location. The Executive’s position will be based in Chester Springs, Pennsylvania or the city and state of the Executive’s primary residence. While the Executive will not be required to maintain a residence in the same location as the Company’s headquarters, the Executive will spend approximately one week a month of the Executive’s working time at the Company’s headquarters. For so long as the Executive does not live in the vicinity of the Company’s headquarters, the Company will reimburse the Executive for reasonable out of pocket expenses, up to a maximum amount to be set by the Compensation Committee annually, associated with (a) monthly rent of an apartment, hotel accommodations or other similar temporary housing (including utilities); (b) rental car or a car allowance for travel in the Twin

Cities; and (c) airfare for four trips per month from the Executive’s current residence to the Twin Cities. Initially, the maximum amount of reimbursement of these expenses will be $5,000 per month.
3.Term. The term of the Executive’s employment hereunder shall continue until terminated pursuant to the terms of this Agreement.
4.Base Salary. The Company shall pay the Executive in accordance with its normal bi-weekly payroll practices an annual salary at the initial rate of $470,000 per year (the annual base salary that is then in effect, the “Base Salary”). The Executive’s compensation will be established by the Compensation Committee of the Board (the “Compensation Committee”) and the Board, and will be typically reviewed, and may be increased (but not decreased except as part of an across-the-board reduction impacting substantially all of the executive officers of the Company), annually.
5.Other Compensation and Benefits.
(a)Annual Incentive Plan Participation. Commencing with the Company’s fiscal year 2025 that begins May 27, 2024 and ends May 25, 2025, the Executive will be eligible to participate in the Company’s annual incentive plan (“AIP”), which is a cash incentive program based upon the Company’s achievement of specific annual performance goals as determined by the Compensation Committee, and will be eligible to participate in any successor or similar plan maintained by the Company for the benefit of executive officers, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the Compensation Committee and/or Board. For the 2025 AIP, the Executive will be eligible for a bonus of 60% of his Base Salary at the target level of achievement and such bonus shall not be pro-rated. The Compensation Committee and/or Board will determine the Company’s achievement against the performance goals of the 2025 AIP following the completion of the 2025 fiscal year. The Executive must be employed as of the end of the fiscal year and as of the payment date to be eligible to receive incentive pay under the 2025 AIP. Additionally, all incentive compensation is subject to “clawback” as provided in the Company’s Compensation Recoupment Policy. On or before the Effective Date, the Executive will be required to execute and deliver an acknowledgment that the Executive is bound by and subject to the Compensation Recoupment Policy as a condition of participation in the 2025 AIP.
(b)Benefit Plans. The Executive shall be eligible to participate in all health insurance, savings and retirement, and other benefit plans, if any, that are from time to time generally applicable to other employees of the Company, subject to the terms and conditions of such plans.
(c)Vacation Days. The Executive shall be entitled to five (5) weeks of paid vacation time per calendar year pro-rated for 2024, in accordance with the plans, practices, policies, and programs of the Company.
(d)Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all reasonable employment-related expenses incurred by the

Executive upon the receipt by the Company of an accounting in accordance with practices, policies and procedures applicable to other employees of the Company.
(e)New Hire Equity Awards. As a material inducement to the Executive entering into this Agreement and accepting employment with the Company, the Executive will be granted the equity-based awards described in clause (i) and (ii) effective as of the Effective Date, with such awards granted under the Lifecore Biomedical, Inc. Equity Inducement Plan and subject to award agreements that will be provided to the Executive following the Effective Date. All awards are at the discretion of and subject to approval by the Compensation Committee and/or the Board.
(i)Restricted Stock Unit: The Executive will be granted as of the Effective Date a restricted stock unit (“RSU”) award for 262,500 shares of the Company’s common stock, which will vest and be settled as to 52,500 shares of the RSU on each of the first five anniversaries of the Effective Date. The intent of the Company and the Executive is that the terms of the RSU award will mirror the terms of that certain Restricted Stock Unit Award Agreement dated May 20, 2024 to Paul Josephs under the Lifecore Biomedical, Inc. Equity Inducement Plan.
(ii)Performance Stock Unit. The Executive will be granted as of the Effective Date a performance stock unit (“PSU”) award for up to 750,000 shares with the terms set forth on Exhibit A. The intent of the Company and the Executive is that the terms of the PSU award will mirror the terms of that certain Performance Stock Unit Award Agreement dated May 20, 2024 to Paul Josephs under the Lifecore Biomedical, Inc. Equity Inducement Plan.
6.Confidentiality Agreement. As a condition of the Executive’s employment as Chief Financial Officer, the Executive is required to execute and deliver, on the Effective Date, a non-solicitation, confidentiality and inventions agreement in the form previously provided by the Company.
7.Termination of Employment. The Executive’s employment with the Company is on an “at will” basis, meaning that either the Executive or the Company may terminate the Executive’s employment and this Agreement at any time and for any reason, subject to the provisions of Section 8 and Section 9. Each of the Executive and the Company shall provide the other thirty (30) days prior written notice of any termination of the Executive’s employment, other than a termination for Cause, death or disability. Additionally, the Executive’s employment will terminate automatically upon the death of Executive or when Executive becomes disabled, meaning the Executive is unable to perform or expected to be unable to perform the essential functions of the Executive’s position under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.
8.Participation in CIC Severance Plan. The Executive will become a participant in the Company’s Executive Change in Control Severance Plan (as amended and as may be amended from time to time, the “CIC Severance Plan”) upon execution, on or before the Effective Date, of a Participation Notice as provided in the CIC Severance Plan. The Participation Notice will provide that the Executive’s benefits under the CIC Severance Plan will be at the “Tier 2” level as described on Exhibit A to the CIC Severance Plan and will provide that the definition of “Good Reason” as used in the CIC Severance Plan will include the Company’s material breach of any provision of this Agreement. Notwithstanding anything in this Agreement or the CIC Severance Plan to the contrary, no amendment, modification, suspension, or termination of the CIC Severance Plan that reduces the benefits to which the Executive may become entitled under the CIC Severance Plan or under Section 9 from those benefits as of the Effective Date will apply to the Executive without the Executive’s express written consent.
9.Severance. As used in this section, the terms “Cause,” “Qualifying Termination,” and “Severance Benefits” have the meanings ascribed to them in the CIC Severance Plan. If the Executive’s employment is terminated by the Company without Cause (other than a Qualifying Termination) or the Company materially breaches the terms of this Agreement, the Executive will be entitled to the same Severance Benefits under the CIC Severance Plan as if the Executive had experienced a Qualifying Termination; provided that (a) the vesting of the PSUs described in Section 4(e)(ii) will not be accelerated and (b) the Executive must satisfy the conditions required by the CIC Severance Plan to receive Severance Benefits (including that the Executive execute a general release of claims as provided in the CIC Severance Plan and the Executive does not revoke or rescind such release). In no event will the Executive receive or be entitled to any duplication in the amount of or types of payments or benefits to the Executive in the event of termination of employment. The Executive will be provided, at the Company’s expense, with senior executive level outplacement services for a period of twelve (12) months from the date of termination. Notwithstanding the foregoing, the Executive will not be entitled to any Severance Benefits for the Company’s material breach of this Agreement unless (1) the Executive provides notice to the Company of the Company’s alleged material breach within 30 days of its occurrence; (2) the Company fails within 30 days (the “Cure Period”) from the date of such notice to remedy such breach; and (3) if such breach is not remedied, the Executive must resign within 20 days after the end of the Cure Period. If the Company remedies such conditions within the Cure Period, the Executive may withdraw his proposed termination or may resign with no benefits as a voluntary termination.
10.Other Roles. Contemporaneous with the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive will resign from all officer and director positions with the Company and its affiliates and execute such documents as may be requested by the Company to confirm that resignation.
11.Notices. All notices, consents, waivers or other communications which are required or permitted hereunder will be sufficient if given in writing and delivered personally, by overnight mail service, by fax transmission (which is confirmed) or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth below (or to such other addressee or address as will be set forth in a notice given in the same manner):
If to the Company:    Lifecore Biomedical, Inc.
            3515 Lyman Boulevard

            Chaska, Minnesota 55318
            Attn: Board of Directors
If to the Executive:    Address contained in Company personnel records.
All such notices will be deemed to have been given three business days after mailing if sent by registered or certified mail, one business day after mailing if sent by overnight courier service, or on the date delivered or transmitted if delivered personally or sent by fax transmission.
12.Indemnification. The Executive will be indemnified during the Executive’s employment and after the end of the Executive’s employment in accordance with the provisions of the Company’s Certificate of Incorporation and Bylaws, the Delaware General Corporation Law, and the Company’s standard form of indemnification agreement to be entered into between the Company and the Executive effective as of the Effective Date.
13.Non-Disparagement. Both during the term of this Agreement and at all times thereafter, regardless of the reason for termination, the Executive shall not disparage the Company or any of its products, services, directors, officers, agents or employees, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its products, services, directors, officers, agents or employees. Similarly, the Company (meaning, solely for this purpose, the directors, executive officers and authorized spokespersons of the Company) will not disparage the Executive. Notwithstanding the foregoing, nothing in this Agreement will prohibit the Executive or the Company from (a) responding to any inquiry from, or providing truthful testimony before any self-regulatory organization or any state or federal regulatory authority, (b) making any other truthful disclosure required by law or legal process, or (c) defending any charge, action, investigation or proceeding initiated by or on behalf of the other.
14.Miscellaneous.
(a)No provision of this Agreement may be amended unless such amendment, modification or discharge is agreed to in writing signed by the parties hereto.
(b)No waiver by any party hereto of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No such waiver shall be enforceable unless expressed in a written instrument executed by the party against whom enforcement is sought.
(c)This Agreement constitutes the entire agreement of the parties on the subject matter and no agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. For the avoidance of doubt, any prior agreements or representations made by either party which are not set forth expressly in this Agreement, are hereby superseded. In the event of any conflict between this Agreement and any policy of the Company, the terms of this Agreement will control.

(d)This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and the Executive’s heirs, executors, administrators and legal representatives. The Company may not assign its rights and obligations under this Agreement to any person without the prior written consent of the Executive, except to a successor to the Company’s business that expressly adopts and agrees to be bound by this Agreement.
(e)This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of Minnesota without regard to its conflict of law principles, unless a superseding Federal law is applicable. The Executive agrees that the state and federal courts located in the State of Minnesota, without regard to or application of conflict of laws principles, will have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, the documents referenced herein and the Executive’s employment relationship with the Company. The Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against the Executive; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
(f)This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(g)This Agreement has been jointly drafted by the respective representatives of the Company and the Executive and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement.
[Execution page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below, respectively, but effective as of the Effective Date.

Lifecore Biomedical, Inc.
/s/ Paul Josephs
Paul Josephs
Chief Executive Officer
Dated: August 28, 2024

/s/ Ryan D. Lake
Ryan D. Lake
Dated: August 28, 2024

Exhibit A
TERMS OF PSU AWARD
The PSUs will vest during a five year performance period based on achievement of the Performance Price, which is the average closing price of the Company’s common stock during at least 20 consecutive trading days within the five year performance period. Based on the Performance Price, the number of PSUs (if any) that will vest will be determined by the corresponding Performance Vesting Percentage, which will be a percentage ranging from 10%-100% in 10% increments corresponding to ten consecutive minimum Performance Prices from the following table:

Performance Price
$5.00
$7.50
$10.00
$12.50
$15.00
$17.50
$20.00
$22.50
$25.00
$30.00
$35.00
$40.00

The ten Performance Prices will be set on the Effective Date and will be the ten consecutive Performance Prices from the table above beginning with the Performance Price that is closest to, but exceeds, the volume weighted average price of the Company’s common stock for the 10 trading days prior to the Effective Date. By way of example, if the volume weighted average price of the Company’s common stock for the 10 trading days prior to the Effective Date was $6.35 per share, then the first Performance Price for the PSU award would be $7.50 with a 10% Performance Vesting Percentage and the last Performance Price would be $35.00 with a 100% Performance Vesting Percentage.
In no event will the Performance Vesting Percentage exceed 100% regardless of the Performance Price and in no event will the PSUs be vested with respect to any Performance Price on more than one occasion.
If a tranche of the PSU award vests during the five-year performance period following the Effective Date, the Company will issue the Executive unrestricted shares of the Company’s common stock on the vesting date in settlement of 50% of the vested portion of that tranche of the PSU award and will issue the Executive unrestricted shares of the Company’s common stock on the one year anniversary of the vesting date in settlement of the other 50% of the vested portion of that tranche of the PSU award.
If, as of the last day of the five year performance period, there are any PSUs that have not vested, such unvested PSUs will be forfeited to the Company. If the Executive’s employment with the Company terminates during the performance period (other than a Qualifying Termination as described in the CIC Severance Plan or as described in Section 9 of the Agreement to which this Exhibit A is attached), all vested and unvested PSUs will be forfeited to the Company as of the date of such termination.
For the purposes of the CIC Severance Plan, the “target” level of performance for the PSUs will be based on the value of the per share consideration received by holders of the Company’s common stock in the Change in Control (as defined in the CIC Severance Plan). To the extent that the per share consideration for the Company’s common stock in such Change in Control transaction is between the prices in two of the tranches above, the PSU vesting will be prorated based on straight line calculation. For the avoidance of doubt, any shares of the Company’s common stock to be issued in connection with the vesting of the PSUs in connection with a Change in Control will be settled and deemed issued as of immediately prior to the Change in Control.